Exhibit 10.33

TRANSFER AND PURCHASE AGREEMENT

dated December 2, 2003

by and between

IMAGINE INSURANCE COMPANY LIMITED, as Buyer,

and

PMA CAPITAL INSURANCE COMPANY, as Seller

TABLE OF CONTENTS

i

ii

INDEX OF SCHEDULES

Schedule

I            Reinsurance Contracts
II          Employees
III         Excluded Contracts
IV         Direct Expenses
3.5        Employee Information

Exhibit

A          Form of Novation Amendment
B          [Omitted]
C          Escrow Agreement
D          Form of Payment Statement

iii

TRANSFER AND PURCHASE AGREEMENT

               TRANSFER AND PURCHASE AGREEMENT (this “Agreement”), made and entered into this 2nd day of December, 2003, by and between Imagine Insurance Company Limited, a Barbados corporation (the “Buyer”), and PMA Capital Insurance Company, a Pennsylvania corporation (the “Seller”).

W I T N E S S E T H:

               WHEREAS, the Seller is engaged, in part, in the finite reinsurance business (the "Business");

               WHEREAS, the Buyer desires to purchase and acquire from the Seller, and the Seller desires to sell and transfer to the Buyer, certain of the assets of the Seller (excluding, for greater clarity, those contracts listed on Schedule III hereto), constituting part of the Business, on the terms and subject to the conditions hereinafter set forth; and

               WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article VIII of this Agreement.

               NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I.

CLOSING; PURCHASE AND SALE

               1.1 The Closing. The closing (the “Closing”) of the transactions set forth in this Article I shall take place on the date hereof at such time and place as the Buyer and the Seller may mutually agree. Hereinafter, such date is referred to as the “Closing Date,” such time on the Closing Date is referred to as the “Closing Time” and such place is referred to as the “Closing Place”.

               1.2 Sale and Purchase of Assets.

               (a) Upon the terms, subject to the conditions and in reliance upon the representations and warranties herein set forth, the Seller shall, sell, convey, transfer, assign and deliver (collectively, “Transfer”) to the Buyer, and the Buyer shall purchase and acquire from the Seller:

(i)

the Seller’s right, title and interest in the renewals (the “Renewal Rights”) of the in-force reinsurance policies, contracts, binders, endorsements and extensions thereto issued or written by the Seller which comprise the Business as of the Closing Date and which are listed on Schedule I hereto (each, a “Reinsurance Contract” and collectively, the “Reinsurance Contracts”);

(ii)

at the option of the Buyer, which may be exercised by the Buyer from time to time after the Closing and until the expiration or termination date of a Reinsurance Contract, any and all of the Seller’s right, title and interest in and to each Reinsurance

Contract, ;subject to the Seller’s obligations and liabilities thereunder (each, a “Novated Contract,” and collectively, the “Novated Contracts”),

(iii)

such readily-marketable liquid assets or, as the case may be, rights to funds withheld by the ceding insurer, measured on a fair market value basis in amounts equal to the fair value of the assets and liabilities assumed under each Novated Contract (the “Reserve Transfer Amount”),

(iv)	such additional assets owned by the Seller as the Buyer and the Seller may agree to be Transferred from time to time after the Closing Date (the “Additional Assets”), and

(v)

all of the Seller’s original statistical and sales data, records, papers, documents, books, memoranda, files, and, to the extent owned by the Seller and transferable without the consent of any third party, all of the Seller’s pricing and financial models, electronic databases and files and software, in each case pertaining to the Novated Contracts, and copies of all of the Seller’s original statistical and sales data, records, papers, documents, books, memoranda and files and, to the extent owned by the Seller and transferable without the consent of any third party, all of the Seller’s pricing and financial models, electronic databases and files and software, in each case pertaining to the Renewal Rights (the “Records,” together with the Renewal Rights, the Novated Contracts, the Reserve Transfer Amount and the Additional Assets, the “Assets”), provided, that in the event any such Record is not so owned and transferable, the Seller shall permit those of its employees who have been offered and have accepted employment by the Buyer pursuant to Section 1.8 below to continue to use such Record (provided, further, that such use is permitted without the consent of the owner or licensor of such Record) until the earlier of (x) the date on which such employee commences his or her employment with the Buyer and (y) the termination of the Seller’s license to use such Record, and the Seller will use its commercially reasonable efforts to (A) maintain the right of such employees to continue to use such Records during such period, and (B) facilitate the transfer of the Seller’s right or license to use such Record to the Buyer for at least so long as the Seller has prepaid the license fees therefor, provided, that any and all costs and expenses incurred by the Seller in connection with the use of such Record (above any license fees previously paid by the Seller) will be borne by the Buyer (it being understood that the parties will use their commercially reasonable efforts to limit the extent of such costs, if practicable to do so).

               (b) Notwithstanding the foregoing, the Buyer and the Seller agree and acknowledge that the Buyer will not acquire or assume any right, title or interest in or to or liability under any Novated Contract or Reserve Transfer Amount until such time as (i) the Buyer has provided written notice to the Seller of the Buyer’s exercise of its right to acquire such asset, (ii) Novation Amendments (as defined below) have been fully executed and delivered to the Buyer and the Seller and (iii) all other consents and approvals necessary to the assignment and assumption of such Novated Contracts have been received in writing by the Buyer and the Seller (the date of the occurrence of the final of such events is a “Transfer Date”).

               (c) From the Closing Date until December 31, 2004, the Buyer shall have reasonable access during normal business hours to the Records and to the employees of the Seller or its affiliates for purposes of conducting its review of the Reinsurance Contracts.

               (d) Other than the Assets (subject to Section 1.2(b) above), all right, title and interest in and to all other assets of the Seller will remain the property of the Seller.

               (e) For greater certainty, in connection with paragraph 1.2(a)(ii) above, with respect to any Reinsurance Contract, the Seller hereby grants the Buyer the exclusive right from the Closing Date until 120 days after the expiration of such Reinsurance Contract (except, in the case of (x) Reinsurance Contracts which expire on December 31, 2003, until 60 days after the expiration of such contracts and (y) the Reinsurance Contracts with Nova Casualty Company and Associated Industries Insurance Company, until December 31, 2003, provided, that the Seller will not initiate discussions with Associated Industries Insurance Company regarding the commutation of the Reinsurance Contract to which the Seller and Associated Industries Insurance Company are parties prior to December 19, 2003) (in each case, the “Outside Date”) to novate or otherwise assume the liabilities under such Reinsurance Contract or to introduce the Reinsurance Contracts to third parties who are not affiliates of the Buyer and who may offer finite reinsurance business as set forth in Section 1.10. The Buyer will waive this right only by notice in writing to the Seller and such notice shall only apply in respect of the individual Reinsurance Contract referred to in such notice. The Seller acknowledges that as part of any such novation or assumption, the Buyer may amend the terms and conditions of any Novated Contract in its discretion, subject to agreement with the Reinsured; provided, however, that the Buyer shall not amend any Novated Contract if the effect of such amendment would adversely affect the amounts of Margin Payments otherwise payable to the Seller in accordance with the terms of the Novated Contract without giving effect to such amendment, unless the Seller consents to such amendment in writing. Except as contemplated by this Section 1.2(e), the Seller shall not cancel, commute, novate or otherwise alter or amend the terms of any Reinsurance Contract until after the applicable Outside Date. With respect to any particular Reinsurance Contract, after the earlier of (a) the time that the Buyer waives its rights thereto as set forth in this Section 1.2(e), and (b) the applicable Outside Date, the Seller shall not be obligated to comply with this Section 1.2(e).

               1.3 Assumption of Liabilities.

               (a) As of any Transfer Date, pursuant to the terms and conditions of the Novation Amendments, the Seller shall assign and transfer to the Buyer, and the Buyer shall assume as legally binding and enforceable direct obligations, without recourse to Seller, one hundred percent (100%) of the liabilities of the Seller as of the Transfer Date, including, without limitation, whether such liability is absolute, accrued, contingent or outstanding, asserted or unasserted, known or unknown, with respect to all Liabilities (as defined in Section 1.3(b)) with respect to those Novated Contracts actually transferred to the Buyer pursuant to Section 1.2.

               (b) For purposes of this Agreement, the term “Liabilities” means the gross liability of the Sellers on a Novated Contract, except for any liability of the Seller which was not disclosed to the Buyer and arises from the Seller’s bad faith in discharging its duties under Novated Contracts prior to the applicable Transfer Date.

               (c) All Liabilities and Novated Contracts for which the Buyer is liable under this Agreement are subject in all respects to the same terms, conditions, covenants, interpretations, waivers, modifications, alterations and cancellations as the original Reinsurance Contracts, except that the Reinsureds’ right of offset, if any, shall apply only in respect of amounts due under those Reinsurance Contracts that are Novated Contracts. The Buyer accepts and assumes as of the applicable Transfer Date the Liabilities subject to all defenses, setoffs and counterclaims to which the Seller would be entitled with respect to the Novated Contracts. It is expressly understood and agreed by the parties that, as between the Buyer and all Reinsureds (as defined in Section 1.3(d)) or third persons or entities other than the Seller, no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transaction contemplated under this Agreement, and that as of the applicable Transfer Date, the Buyer shall be fully subrogated to all such defenses, setoffs and counterclaims.

               (d) The Buyer acknowledges that as of the applicable Transfer Date, the Buyer is the successor to the Seller under the Novated Contracts actually transferred to the Buyer pursuant to Section 1.2. Such Novated Contracts shall be legally binding, enforceable and direct obligations of the Buyer, without recourse to Seller, and the Seller shall have no liabilities therefor. The Buyer shall substitute itself in the place of the Seller as if named in the place of the Seller. The Reinsureds (as defined in the following sentence) shall thereafter disregard the Seller as a party to such Novated Contracts, and shall treat the Buyer as if it had been originally obligated under such Novated Contracts. For the purposes of this Agreement, “Reinsured” or “Reinsureds” means the named reinsureds under any Reinsurance Contract. After the applicable Transfer Date, Reinsureds shall only have the right to file claims arising under such Novated Contracts directly with the Buyer. The Reinsureds shall have a direct right of action against the Buyer and the Buyer hereby consents to be subject to direct action taken by any Reinsured. The rights of any Reinsured shall be limited to and consist of those rights set forth in the applicable Novated Contract (including any amendment to such Novated Contract) and no Reinsured shall have the right to receive a greater amount under such Novated Contract than such party would have had in the absence of this Agreement.

               (e) In assessing the rights of any Reinsured under a Novated Contract, no effect shall be given to the bankruptcy, liquidation, insolvency, reorganization or moratorium of the Seller, or the effect of laws or legal procedures affecting enforcement of creditors’ rights against the Seller generally.

               1.4 Right to Receive Payments; Power of Attorney. Premiums and other income amounts due or paid on the Novated Contracts actually transferred to the Buyer pursuant to Section 1.2 on and after the applicable Transfer Date shall be the sole property of the Buyer. From and after the applicable Transfer Date, all Reinsureds under the applicable Novated Contracts shall pay all premiums on such contracts directly to the Buyer. All monies, checks, drafts, wire transfers, orders, postal notes, other instruments and any net set off to the benefit of any Seller Group Member in connection with a Novated Contract received by the Seller after the applicable Transfer Date for such premiums, loan repayments and other income amounts shall be transferred and delivered to the Buyer, and any such instruments when so delivered shall bear all endorsements required to effect such transfer and delivery. From and after the applicable Transfer Date, the Buyer shall be authorized, and hereby is authorized, to endorse for payment any such instruments payable to, or to the order of, the Seller and received by the Buyer under this Section 1.4. For each Novated Contract actually transferred to the Buyer pursuant to Section

1.2, the Seller hereby constitutes and appoints, effective as of the Transfer Date with respect to any such Novated Contract, the Buyer and its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller, but for the benefit of the Buyer (i) to collect for the account of the Buyer but as agent of the Seller any items of Assets and (ii) to institute and prosecute all proceedings which the Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets. The Buyer shall be entitled to retain the Assets actually transferred to the Buyer pursuant to Section 1.2 for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including, without limitation, the liquidation or dissolution of the Seller.

               1.5 Excluded Liabilities. Except to the extent provided in Section 1.3 and the Novation Amendments, it is expressly agreed and understood that the Buyer shall not have any liability with respect to, and shall not assume, and the Seller shall remain liable for, any and all of the Seller’s liabilities, obligations, damages, payments, costs, expenses or claims (collectively, the “Excluded Liabilities”).

               1.6 Novation Amendments. On or before any applicable Transfer Date, the Buyer shall present a “Novation Amendment” substantially in the form attached hereto as Exhibit A (or in such form and containing such provisions as may be required by the insurance regulatory authorities in a particular jurisdiction) to each Reinsured that is reinsured under any Novated Contract, and shall use its reasonable best efforts to arrange for the execution and delivery of such Novation Amendment by such Reinsured as promptly as is commercially practicable. Each such Novation Amendment shall become effective on the applicable Transfer Date and when executed by the Reinsured. A Novated Contract whose assignment to the Buyer is rejected by the Reinsured or which assignment is deemed by operation of law to have been rejected shall hereinafter be referred to as a “Rejected Reinsurance Contract” and shall remain a direct obligation of the Seller not subject to this Agreement.

               1.7 Renewal Rights. In connection with the sale of the Renewal Rights, the Seller will provide reasonable assistance to the Buyer in establishing or expanding business relationships with the Reinsureds under the applicable Reinsurance Contracts, and shall use its reasonable best efforts to encourage its cedents and brokers to engage in the Business with respect to the Renewal Rights with the Buyer. The Seller will provide such assistance by cooperating with the Buyer in sending each reinsured a letter in a form to be agreed upon by the Buyer and the Seller. The Buyer expressly acknowledges that its purchase of the Renewal Rights is not a guarantee that the Reinsureds under the Reinsurance Contracts will each desire to have the Buyer continue as the reinsurer through which they obtain reinsurance. Other than the letters which the Seller will cooperate in sending to Reinsureds, the Seller will have no responsibility for ensuring that such Reinsureds establish or expand business relationships with the Buyer. While the Buyer shall consider the existing terms and conditions provided by the Seller under the Reinsurance Contracts, the Buyer reserves the right to apply its own underwriting guidelines and judgement in the exercise of the Renewal Rights.

               1.8 Employees. The Buyer shall, at its option, but not later than December 31, 2003, make offers of employment to at least four employees of the Seller from the available persons set forth in Schedule II, provided that any such offer be on terms and conditions that are substantially the same, and no less favorable, as to base salary and annual bonus only, as those provided by the Seller to such employee immediately prior to the Closing Date (and excluding any extraordinary bonus, outside of or in addition to such employee’s regular annual bonus, paid by the Seller in connection with the transactions contemplated by this Agreement). Other terms and conditions of such offers of employment shall be as agreed between the Buyer and such employees, including that such employees will be entitled to participate in the Buyer’s existing benefit arrangements, subject to normal eligibility and vesting criteria. The Buyer shall use its commercially reasonable efforts to credit periods of service prior to the Closing for purposes of determining eligibility and vesting of all Plans maintained by the Buyer on or after the Closing Date, except where such credit would result in the duplication of benefits or except with respect to any benefit where only future service is taken into account. The Buyer will advise the Seller in advance of any and all discussions with such employees regarding such employment.

               1.9 Approvals. The Seller and the Buyer shall use their reasonable best efforts to cooperate in obtaining all consents, approvals and agreements of, and to provide or make all required notices to and filings with, all regulatory authorities and other third parties as may be necessary to effect, authorize and permit the execution, delivery and performance of each Novation Agreement.

               1.10 Buyer Exclusivity. The Seller agrees and acknowledges that following the Closing Date and subject to Section 1.2(e), the Buyer shall have the right, at its sole discretion, to introduce Reinsurance Contracts not underwritten by the Buyer to non-affiliated third parties who may offer finite reinsurance business.

               1.11 Administration and Servicing.

               (a) Commencing as of the applicable Transfer Date and except as hereinafter provided, all administration and servicing of the Novated Contracts and the supervision and payment of all claims incurred under the Novated Contracts shall be provided by the Buyer, and the expense of such administration, servicing, supervision and payment shall be borne solely by the Buyer. Subject to any contrary provisions set out in any Novation Amendment or as may otherwise be agreed between the Buyer and any Reinsured, the obligations of the Buyer under each Novated Contract shall be the same as those of the Seller in accordance with the terms of the Novated Contracts.

               (b) The Buyer reserves the right, and shall be authorized, to make any defense at law or in equity to any action or claim instituted or made under any Novated Contract which could have been instituted or made by the Seller had this Agreement not been executed. All of the provisions, conditions, limitations and exclusions contained in such Novated Contracts shall remain in effect and be applicable in accordance with the terms and conditions of the Novated Contracts, except as they may be specifically amended by the Buyer after the applicable Transfer Date; provided, however, any such amendments shall not impose any additional liability on the Seller under the Novated Contracts. The Seller shall offer reasonable assistance to the Buyer in asserting its rights under this paragraph 1.11(b).

ARTICLE II.

PURCHASE PRICE

               2.1 Consideration.

               (a) As consideration for the Assets, the Buyer shall pay to the Seller cash payments as follows (each a “Margin Payment”):

(i)

amounts equal to 67% of the cumulative Net Margin Earned by the Seller under the Novated Contracts from the effective date of such Novated Contract to the applicable Transfer Date, such amounts to accrue to the benefit of the Seller as of the applicable Transfer Date; plus

(ii)

amounts equal to 50% of the cumulative Net Margin Earned in connection with the Novated Contracts, such amounts, after deducting cumulative Net Margin Earned under paragraph 2.1(a)(i), to accrue to the benefit of the Seller as such Net Margin Earned is earned by the Buyer after the applicable Transfer Date; plus

(iii)

amounts equal to 33% of the cumulative Net Margin Earned by the Buyer in connection with business written pursuant to the Renewal Rights during the period ending one year from the Closing Date, such amounts to accrue to the benefit of the Seller as such Net Margin Earned is earned by the Buyer.

               Margin Payments shall be calculated and paid quarterly as set forth in Section 2.2 and shall only accrue on those Reinsurance Contracts which are subject to Renewal Rights during the first renewal period, regardless of the number of renewals subsequently provided by the Buyer. For greater certainty, for any Reinsurance Contract covering a multi-year period, the calculation of Net Margin Earned in the first 12 months will be agreed between the Seller and the Buyer for the purpose of calculating the amount set forth under Section 2.1(a)(iii). Net Margin Earned will be calculated by the Seller for each of the Reinsurance Contracts listed on Schedule I as of September 30, 2003 and as of the applicable Transfer Date. Notwithstanding the foregoing, the Buyer and the Seller may mutually agree to alternate calculations of Net Margin Earned on an individual contract basis.

               (b) Annually, or at such other time intervals as the parties may agree, the Buyer and the Seller shall each prepare and mutually agree to a schedule of Direct Expenses substantially in the form of Schedule IV attached hereto. For purposes of this schedule, “Direct Expenses” shall be expenses not already explicitly included in the definition of Net Margin Earned, and shall be allocated to individual Novated Contracts or renewed Reinsurance Contracts based on the proportion that the initial estimate of Net Margin Earned on each Reinsurance Contract bears to the total Net Margin Earned initially estimated by the Seller on all Reinsurance Contracts. Direct Expenses will be amortized in proportion to, and over, the period that Net Margin Earned is earned. Expenses shall be paid or allocated as Net Margin Earned is earned and according to the amounts set forth under Section 2.1(a).

               (c) The Buyer shall pay to the Seller by wire transfer of immediately available funds at the Closing an amount equal to $2,000,000 (the “Closing Payment”). From the Closing Payment, a total of $750,000 will be placed into escrow (the “Escrow Fund”) pursuant to an Escrow Agreement, substantially in the form of Exhibit C hereto, until the earlier of (i) January 31, 2004 or (ii) the occurrence of an Employee Termination Provision (as defined below). The Closing Payment shall be non-refundable, subject to the provisions of this Section 2.1(c) (the “Non-Refundable Amount”). No quarterly payments of Margin Payments, as set forth in Section 2.2, shall be required to be paid to the Seller unless and until the aggregate Margin Payments accrued to the Seller exceeds $2,000,000, subject to the provisions of this Section 2.1(c) (the “Trigger Amount”). An “Employee Termination Provision” shall occur in the event Vic Baillargeon and any other three persons listed in Schedule II either (x) choose not to accept an offer of permanent employment extended by the Buyer under Section 1.8, or (y) having accepted such offer, cease or provide written notice of his or her intention to cease to be employed by the Buyer (or, in the case of Vic Baillargeon, by the Buyer or the Seller, except where he ceases to be employed by the Seller and later becomes employed by the Buyer) for any reason (other than termination by the Buyer without cause) prior to February 1, 2004. If an Employee Termination Provision does not occur, then the entire Escrow Fund will be released and paid to the Seller no later than ten business days after January 31, 2004. If an Employee Termination Provision does occur, then the entire Escrow Fund will be released and paid to the Buyer no later than ten business days after January 31, 2004. Each of the Non-Refundable Amount and the Trigger Amount shall be reduced by $750,000 if the Escrow Fund is paid to the Buyer as provided in the previous sentence. For the avoidance of doubt, in no event shall the Seller earn less than $2,000,000 if the Employee Termination Provision is not triggered and if triggered, not less than $1,250,000, excluding any amounts received from the sale of Additional Assets, if any, as a result of this transaction.

               (d) As consideration for any Additional Assets acquired by the Buyer pursuant to this Agreement, the Buyer shall pay the Seller an amount to be agreed upon by the Buyer and the Seller at the time of the Transfer of such Additional Assets.

               (e) In the event the Buyer requires the use of the Seller’s premises and infrastructure beyond December 31, 2003, the Buyer will pay the Seller its cost of rent as set out or calculated in the Seller’s existing lease (equal to $2.00 per square foot per month) in respect of the period from January 1, 2004 through March 31, 2004 based on the amount of space utilized. For greater certainty, (i) the Seller shall be responsible for all costs of the Business relating to premises and infrastructure from the Closing Date to and including December 31, 2003 and (ii) any space requirements beyond March 31, 2004 will be negotiated by the parties in good faith.

               2.2 Payments.

               (a) Margin Payments will be calculated quarterly as of the end of each calendar quarter by the Buyer, in conjunction with the Seller, in accordance with Sections 2.1 and this 2.2, and paid and reported (such payment and report, a “Payment Statement”) in substantially the form of Exhibit D hereto by the Buyer to the Seller on a quarterly basis within 30 days from the end of each calendar quarter (subject to the Buyer’s set off rights in clause (b) below). The parties agree and understand that all Margin Payments will be paid to the Seller in respect of the calendar quarter during which such Margin Payments accrue to the benefit of the Seller pursuant to Section 2.1(a).

               (b) Notwithstanding anything to the contrary set forth in Section 2.1 or this Section 2.2, if at the time of any quarterly Margin Payment calculation, the aggregate Margin Payments as of the most recently completed calendar quarter are less than the aggregate Margin Payments calculated for the calendar quarter immediately preceding the most recently completed calendar quarter, the Buyer shall be entitled to (i) set off such shortfall against future payments to the Seller under Section 2.1 and this Section 2.2, or (ii) request repayment of such shortfall from the Seller to the Buyer within 30 days of such calculation; provided, however, that such set off or repayment shall not cause the total consideration to be paid to the Seller pursuant to this Agreement to be less than the Non-Refundable Amount.

               (c) All payments pursuant to this Article II shall be paid to an account designated by the Seller by wire transfer of immediately available funds.

               2.3 Accounting. The Buyer shall provide the Seller and its agents, representatives and advisors with access during normal business hours and on at least 48 hours prior notice to the Buyer’s books, records, workpapers and employees supporting or relating to the calculation of the Margin Payments (or components of such calculations). In addition, the Buyer shall provide to the Seller, together with each Payment Statement, a certificate from the Chief Financial Officer of the Buyer to the effect that to the best of such person’s knowledge, the financial data used to calculate such Margin Payment is true and complete, fairly states the amount of such Margin Payment based on the Buyer’s books and records, and the calculation of such Margin Payment has been made in accordance with this Agreement.

               2.4 Disputes. Within five (5) business days of receipt by the Buyer of a written request therefor from the Seller or its representative, the Seller or its representatives shall have the right to review the work papers, schedules, memoranda and other documents and information prepared or reviewed by the Buyer and to communicate with the persons who conducted such preparation or review in connection with each Payment Statement. Within 30 days after the end of each calendar quarter, the Seller shall notify the Buyer of any objection to the Payment Statement delivered during such calendar quarter, specifying in reasonable detail any such objections. If the Seller does not notify the Buyer of any objections within such period the Seller shall be deemed to have agreed to such Payment Statement as prepared by the Buyer. If the Buyer and the Seller agree on the resolution of all such objections, such Payment Statement (with any such changes as may be agreed) shall be final and binding. The Buyer and the Seller shall negotiate in good faith to attempt to resolve any such objections, provided that the Buyer and the Seller shall each have the right, at any time, to unilaterally terminate in writing all discussions with respect to such objections or changes. If the Buyer or the Seller shall have terminated such discussions and such dispute shall remain unresolved, then the Seller shall have the right to submit all such disputed items for resolution to a certified public accounting firm of national standing (an “Accounting Firm”) mutually acceptable to the Buyer and the Seller or if the Buyer and the Seller are unable to agree on a single Accounting Firm, each shall select an Accounting Firm and such Accounting Firm shall, by mutual agreement, select a third Accounting Firm (the “Designated Accounting Firm”). The Designated Accounting Firm shall be independent of and have no ongoing business relationship with the Seller or the Buyer or their respective affiliates. The Buyer and the Seller shall use reasonable efforts to cause the report of the Designated Accounting Firm to be rendered within 30 days of its appointment, and the Designated Accounting Firm’s determination as to the appropriateness and extent of changes (if any) to any such Payment Statement shall be final and binding. The fees and expenses of the Accounting

Firms shall be borne one half by the Seller and one half by the Buyer. After the resolution of any dispute with respect to a Payment Statement in accordance with this Section 2.4, any adjustment to any payment shall be made by wire transfer of immediately available funds by the Buyer to the Seller or the Seller to the Buyer, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

               The Seller hereby represents and warrants to the Buyer that:

               3.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and subsisting under the laws of Commonwealth of Pennsylvania. The Seller has full power and authority to conduct all of the business and activities conducted by it which is associated with the Reinsurance Contracts.

               3.2 Authority; Enforceability; Non-Contravention. The Seller has full power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller in connection with the transactions hereby contemplated, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by the Seller pursuant to the provisions hereof. All corporate acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement, if applicable, and all other documents required to be executed hereby have been duly executed and delivered by the Seller, constitute valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and subject to equitable principles of general application. Neither the execution and delivery of this Agreement or any other documents required hereby nor the consummation of the transactions hereby or thereby contemplated by the Seller will (i) constitute any violation or breach of the certificate of incorporation or by-laws of the Seller, (ii) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any Novated Contract to which the Seller is a party, (iii) violate any judgment, order, writ, injunction or decree, statute, rule or regulation affecting the Seller or any of the Assets, (iv) result in the creation of any Lien, security interest, charge or encumbrance on any of the Assets, or (v) result in the termination of any license, franchise, lease or permit to which the Seller is a party or by which it is bound, and which is part of the Assets, except that the transfer and novation of the Novated Contracts may require the consent of the counterparty to such Novated Contract or a filing with, or consent of, a Governmental Authority.

               3.3 Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent or approval of any Person under any Novated Contract is required to be obtained by or on behalf of the Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except that the transfer and novation of the Novated Contracts may require the consent of the counterparty to such Novated Contract.

               3.4 Title to Assets. The Seller has good, marketable and valid title to all of the Assets, free and clear of all Liens.

               3.5 Employees and Related Agreements. (a) (a) Schedule 3.5 lists each written employment, consulting or other similar contract between the Seller and any of the employees listed on Schedule II hereto. The Seller has, with respect to all such contracts, performed all obligations required to be performed by it and is not in default under any such contract.

               (b) Schedule 3.5 lists the following information for each employee listed on Schedule II: name, job title, date of hire, salary, bonus, perquisites, fringe benefits and other compensation and the amount of vacation and sick leave accrued as of the date of such Schedule.

               3.6 Litigation and Claims. There is no action, suit, claim, proceeding, arbitration or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Assets or the propriety or validity of the transactions contemplated by this Agreement.

               3.7 Governmental Permits; Compliance with Laws. The Seller owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct its business substantially as currently conducted, except where the failure to own, hold or possess such Governmental Permits would not have a Seller Material Adverse Effect. The Seller is in compliance in all respects with all Governmental Rules which are applicable to the Assets or the Business other than any failure to comply which would not have a Seller Material Adverse Effect.

               3.8 No Finder. Neither the Seller nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby, other than Banc of America Securities LLC.

               3.9 Financial Information. The financial information provided by the Seller relating to the Business, as set forth on Schedule IV hereto:

(i)	is true and correct in all material respects; and

(ii)	is consistent in all material respects with the financial records of the Seller, which financial records are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

               3.10 Integration of Reinsurance Contracts. Each Reinsurance Contract, in the form and pursuant to the documentation previously disclosed to the Buyer or its representatives by the Seller, sets forth the entire agreement and understanding between the Seller and the Reinsured thereunder with respect to the subject matter thereof, and supersedes any other discussions, agreements and understandings of every kind and nature between the parties thereto.

               3.11 No Retrocession Agreements. None of the Reinsurance Contracts is subject to any retrocession agreement of the Seller with another third party.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

               The Buyer represents and warrants to the Seller that:

               4.1 Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Barbados.

               4.2 Authority; Enforceability; Non-Contravention. The Buyer has full power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by it in connection with the transactions hereby contemplated, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. All corporate acts and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement and all other documents required to be executed hereby have been duly executed and delivered by the Buyer, constitute valid and binding obligations of the Buyer and are enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and subject to equitable principles of general application. Neither the execution and delivery of this Agreement or any other documents required hereby nor the consummation of the transactions hereby and thereby contemplated by the Buyer will (i) constitute any violation or breach of the certificate or articles of incorporation, as amended, or by-laws of the Buyer or (ii) violate any judgement, order, writ, injunction or decree, statute, rule or regulation affecting the Buyer.

               4.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or third party is required on behalf of the Buyer in connection with (a) the execution, delivery or performance of this Agreement and all documents contemplated hereby or the transactions contemplated hereby and thereby or (b) the performance of its obligations under any Novated Contract which may be transferred to the Buyer.

               4.4 Governmental Permits; Compliance with Laws. The Buyer owns, holds or possesses all Governmental Permits which are necessary to entitle it to own, operate and use the Assets (including, without limitation, the performance of its obligations under any Novated Contract which may be transferred to it) and to carry on and conduct the Business substantially as currently conducted.

               4.5 Litigation and Claims. There is no action, suit, claim, proceeding, arbitration or investigation pending or, to the knowledge of the Buyer, threatened with respect to the propriety or validity of the transactions contemplated by this Agreement.

               4.6 No Finder. Neither the Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby for which the Seller could become liable.

ARTICLE V.

COVENANTS OF THE PARTIES

               5.1 Access to Records After Closing. (a) For a period of seven years after the Closing Date, the Seller or its representatives shall afford the Buyer and its representatives reasonable access to all the books and records relating to the Assets that the Seller retains after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of the Seller. The Buyer shall have the right, at its own expense, to make copies of such records. The Buyer shall be responsible for any costs and expenses reasonably incurred by the Seller in retrieving such books and records at the Buyer’s request.

               (b) For a period of seven years after the Closing Date, the Buyer or its representatives shall afford the Seller and its representatives reasonable access to all the books and records relating to the Assets that the Buyer acquires from the Seller for matters related to (i) the calculation of the consideration payable to the Seller pursuant to Article II, (ii) a claim pursuant to Article VI, or (iii) any other reasonable need of the Seller relating to the Seller’s operation of the Business prior to the Closing, any Excluded Liability or any claim asserted against the Seller. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of theBuyer. The Seller shall be responsible for any costs and expenses reasonably incurred by the Buyer in retrieving and copying such books and records at the Seller’s request.

               5.2 Cooperation in Litigation and Taxes. For a period of seven years after the Closing Date, the Seller or its representatives shall provide the Buyer or its representatives, and the Buyer or its representatives shall provide the Seller or its representatives, with such cooperation as may reasonably be requested in connection with (a) the defense of any litigation relating to the Assets whether existing on the Closing Date or arising thereafter out of, or relating to, an occurrence or event happening before the Closing Date or (b) Taxes relating to the Assets.

               5.3 Confidentiality. For a period of two years from and after the Closing Date, the parties shall, and shall cause their respective affiliates to, treat and safeguard as confidential and secret all Confidential Information and the parties shall not, nor permit their respective affiliates to, use or disclose, furnish or make accessible to any Person any Confidential Information, except as required by law or permitted under this Agreement. For purposes of this Section 5.3, Confidential Information shall not include any information which (i) is at the time of its disclosure by a party or any of their employees in the public domain other than as a result of any breach by such party of this Section 5.3, (ii) is disclosed by the a party to a third party without a requirement of confidentiality by such third party, (iii) is required to be disclosed by law, but only to the extent so required, provided the non-disclosing is provided reasonable written notice prior to the disclosure and the disclosing party reasonably cooperates (at the non-disclosing party’s expense) in any attempt by the non-disclosing party to quash the legal requirement or otherwise prevent or limit disclosure of its Confidential Information. Notwithstanding anything herein to the contrary, each party to this Agreement, together with any employee, representative or other agent of such party, may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment (as such terms are defined under Treasury Regulation § 1.6011-4(c)) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax structure and tax treatment, except to the extent that disclosure would violate applicable federal or state securities laws. Nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the purchase transaction) at any time regarding the tax treatment or tax structure of the transactions contemplated hereby. For greater certainty, (i) the confidentiality agreement dated November 6, 2003 between the parties shall terminate as of the Closing Time and (ii) the Seller hereby consents to the Buyer using Confidential Information in order to consummate the transactions contemplated by this Agreement and assert its rights with respect to the Assets.

               5.4 Non-Competition. From and after the Closing Date, until the second anniversary of the Closing Date, the Seller will not, directly or indirectly, for or on behalf of itself or any other Person, in any way, solicit or engage any Person with whom the Buyer has entered into or may enter into any Reinsurance Contract in respect of the Business pursuant to the Renewal Rights or a Novation Amendment for purposes of underwriting the Business with such Person, provided, that this Section 5.4 will not be deemed to prohibit or restrict, in any manner, the ability of the Seller and its affiliates from engaging in any business other than the Business, and provided, further, that this Section 5.4 shall not impose any prohibition on any acquiror of the Seller (whether such acquisition is by merger, by acquisition of at least a majority of the Seller’s capital stock or by acquisition of all or substantially all of the Seller’s assets) if, prior to such acquisition, such acquiror was engaged in the Business.

               5.5 Preferred Proposal Rights. Until the first anniversary of the Closing Date, the Seller grants the Buyer a preferred right to propose pricing in any loss portfolio transfer, adverse development cover or other reinsurance transaction relating to previous years with respect to the Business, to the extent that the Seller may consider any such action in the future. The Seller shall use its reasonable best efforts to assist the Buyer in implementing this right.

               5.6 Conduct of the Seller. From the Closing Date until December 31, 2004, the Seller shall (i) continue to operate the Business and deal with the Assets (to the extent it has the rights to do so after giving effect to the Closing) according to past practice (other than in respect of writing new business) and (ii) provide the Buyer with information as reasonably requested by the Buyer relating to the Assets.

               5.7 Provision of Information regarding Novated Contracts. The Seller shall prepare and furnish to the Buyer, in writing and prior to the execution of any Novation Amendment, a schedule in respect of each Novated Contract valuing the liabilities and assets to be assumed by the Buyer in respect of such Novated Contract and forming the basis for calculating the portion of the Reserve Transfer Amount attributable to such Novated Contract.

               5.8 Estimated Net Margin Earned After the Closing Date, the Buyer and Seller will use their commercially reasonable efforts to agree on a schedule of initial estimates of Net Margin Earned, which shall be attached as Schedule V hereto, and which will:

(i)	be true and correct in all material respects;

(ii)	be consistent in all material respects with the financial records of the Seller, which financial records are prepared in accordance with GAAP; and

(iii)	fairly value the assets and fairly presents the liabilities to be assumed by the Buyer in respect of each Novated Contract, in each case in accordance with GAAP, as of the date of Schedule V.

ARTICLE VI.

INDEMNIFICATION

               6.1 Survival of Representations. All representations and warranties made herein by the parties to this Agreement, and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made by the parties hereunder shall terminate on the day 24 months after the Closing, except to the extent a party gives written notice to the other parties of any breach thereof on or before such date, and then only with respect to the matters described in such notice.

               6.2 Indemnification by the Seller. The Seller shall indemnify and hold harmless any Buyer Group Member from and against any and all Damages incurred by such Buyer Group Member arising from:

               (a) any failure by the Seller to perform any of its covenants or other obligations under this Agreement;

               (b) any breach of any representation or warranty of the Seller contained in Article III; or

               (c) any failure of the Seller to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof.

               6.3 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless any Seller Group Member from and against any and all Damages incurred by such Seller Group Member arising from:

               (a) any failure by the Buyer to perform any of its covenants or other obligations under this Agreement;

               (b) any breach of any representation or warranty of the Buyer contained in Article IV; or

               (c) any failure of the Buyer to pay, perform or discharge any of (i) the Liabilities assumed by the Buyer in accordance with the terms thereof or (ii) the obligations of the Buyer under the contracts or other agreements relating to such assumed Liabilities.

               6.4 Notice of Claims Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a written notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

               6.5 Third Party Claims. In the case of any third party action, suit, claim, litigation, proceeding, arbitration, audit, investigation, or hearing (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, any Governmental Authority (an “Action”) as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 15 business days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action, provided, that (x) the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor, and (y) the Indemnitee may not compromise or settle such Action without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of applicable law by the Indemnitor or any violation by the Indemnitor of the rights of any Person and no effect on any other claims that may be made against the Indemnitor, (ii) the sole relief provided is monetary Damages that are paid in full by the Indemnitee, (iii) the Indemnitor shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitor by the third-party claimant from all liability with respect to such claim, or (v) the claim is solely for other than money Damages which would not affect the business of the Indemnitor and the Indemnitee waives any right to indemnification for any claim of the type identified in this clause (v), other than with respect to reimbursement of the reasonable fees and expenses incurred in the defense of such Action. If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 6.5, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of applicable law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their reasonable best efforts to minimize any

Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article VI.

               6.6 Limitations. Under no circumstances shall any Seller Group Member or Buyer Group Member be entitled to be indemnified pursuant to Section 6.2(b) or 6.3(b), respectively, until and unless the aggregate of all Damages incurred by the Seller Group Members or the Buyer Group Members, respectively, exceeds $100,000. Under no circumstances shall a Buyer Group Member be entitled to indemnification based on the adequacy of loss reserves in respect of the Reinsurance Contracts, other than in cases of bad faith or fraud. The Buyer and all direct and indirect Buyer affiliates, successors, assigns and sublicensees (for purposes of this paragraph, collectively, “Buyer”) expressly agree and acknowledge that in no event shall the Seller’s aggregate liability to the Buyer under any claim or theory whatsoever or for any damages, losses, or causes of action (whether based on warranty, contract, tort or any other legal or equitable theory), including without limitation, any direct, indirect, incidental, special, consequential, punitive or exemplary damages, exceed the aggregate Margin Payments accrued to the Seller as of the date the applicable Action is commenced, provided that under no circumstances shall such amount be less than the Non-Refundable Amount, except that the limitations set forth in this sentence shall not be applicable where such damages, losses or causes of action arise from the Seller’s bad faith in discharging its duties under Novated Contracts prior to the Transfer Date (except if previously disclosed to the Buyer), as determined in a final judgment issued by court of competent jurisdiction or as set forth in a binding settlement agreement or arbitration or mediation proceeding to which the Seller is a party.

               6.7 Exclusive Remedy. The parties acknowledge and agree that after the Closing, the indemnification provisions contained in Sections 6.2 and 6.3 shall be the sole and exclusive remedy for Damages arising out of or caused by the breach of any of the representations, warranties, covenants or agreements of the parties contained in this Agreement or in any certificate delivered in connection herewith, except for claims arising out of fraud.

ARTICLE VII.

MISCELLANEOUS

               7.1 Expenses of the Transaction. Each of the parties hereto agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated including, without limitation, legal and accounting fees and expenses, except the Buyer shall pay all premium and excise taxes, if any, as may be required by law on premiums received with respect to the Reinsurance Contracts assumed by the Buyer on or after the Closing Date.

               7.2 Sales Taxes. All sales and transaction related taxes, if any, which have or may become due with respect to the sale of the Assets to the Buyer pursuant to this Agreement shall be borne by the Buyer. The Buyer shall prepare and file the appropriate forms for the payment of such taxes in a timely manner.

               7.3 Further Assurances. The Seller and the Buyer will, at any time and from time to time after the Closing Date, upon the request of the Buyer or the Seller, as the case may be, do,

execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring, and confirming to the Buyer, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession, any or all of the Assets as provided herein, and for the assumption by the Buyer, and for the payment, performance and discharge by the Buyer, of the Liabilities. The parties will cooperate, and will use their reasonable best efforts to have their respective officers, directors, and other employees cooperate, with the other parties, at the requesting party’s reasonable expense, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any third party actions, proceedings, arrangements or disputes involving the Seller and/or the Buyer. Without limiting the generality of the foregoing, the Seller and its affiliates shall use reasonable efforts to provide appropriate resources to enable an orderly transition of the Assets to the Buyer.

               7.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by telecopy (provided that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

        If to the Buyer, to:

Sagicor Corporate Centre
Wildey, St. Michael Barbados
Attention: Manager Facsimile: (246) 426-8014
Telephone: (246) 426-8010

        If to the Seller, to:

PMA Capital Insurance Company
Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103-7590
Attention: Robert L. Pratter, Esq.
Facsimile: (215) 665-5061
Telephone: (215) 665-5092

        with a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, NY 10022
Attention: David H. Landau, Esq.
Facsimile: (212) 940-8776
Telephone: (212) 940-8800

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

               7.5 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by both parties and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

               7.6 Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

               7.7 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

               7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Seller or the Buyer except with the prior written consent of the other party; provided, that either party may assign its rights and obligations under this Agreement to any affiliate of such party so long as such party remains secondarily liable for all of its obligations under this Agreement. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to any Person in connection with the sale of all or substantially all of the stock or assets of such party to such Person, so long as such Person agrees in writing that it will also be bound by and will perform all of the obligations of the assigning party in this Agreement.

               7.9 Publicity; Confidentiality. Except (i) to the extent required by law, (ii) as contemplated by Section 5.3 or (iii) communications by the Buyer with brokers, cedents or employees of the Seller in order to enable the Buyer to consummate the transactions contemplated by this Agreement, the parties shall not disclose, or allow the disclosure of, the consideration or any other terms of the transactions contemplated by this Agreement to any third party. Except to the extent provided by law, all publicity related to the transactions contemplated hereby shall be subject to the mutual approval of the parties hereto and no public announcement of any of the transactions contemplated hereby (or communication thereof to third parties) shall be made by any party without the written consent of the other parties. The parties shall cause to be issued a press release disclosing the occurrence of the transaction contemplated by this Agreement promptly after the execution and delivery of this Agreement, which press release shall be reasonably acceptable to both of the parties.

               7.10 No Right of Offset. No party may offset any balance or amount due to the other party under this Agreement unless and until (i) such party has received a final non-appealable judgment in its favor with respect to a claim for indemnification pursuant to Article VI from a court of competent jurisdiction or (ii) the parties have agreed in writing to be bound to a settlement agreement or decision of an arbitrator or mediator, and then only in the amount of any unsatisfied judgment with respect to such claim.

               7.11 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof. The parties agree and acknowledge that any action brought hereunder shall be brought in the Federal or state courts located in the County of New York, State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process in any manner permitted by applicable law and consents to the jurisdiction of said courts. In connection with the foregoing, the Buyer agrees that service of process on Imagine Advisors Inc., 1 Liberty Plaza, 6th Floor, New York, NY 10006 shall be deemed valid and effective service of process on the Buyer for all purposes under this Agreement and in connection with the transactions contemplated hereby.

               7.12 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

               7.13 Defined Terms. In this Agreement, wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

               7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. Counterparts may be delivered by facsimile transmission.

ARTICLE VIII.

DEFINITIONS

               8.1 Definitions. As used herein, the following terms shall have the respective meanings ascribed to them below:

                             “Accounting Firm” has the meaning ascribed to such term in Section 2.4.

                             “Action” has the meaning ascribed to such term in Section 6.5.

                             “Additional Assets” has the meaning ascribed to such term in Section 1.2(a)(iv).

                             “Agreement” has the meaning ascribed to such term in the Preamble hereto.

                             “Assets” has the meaning ascribed to such term in Section 1.2(a).

                             “Business” has the meaning ascribed to such term in the Recitals hereto.

                             "Buyer" shall mean Imagine Insurance Company Limited, a Barbados corporation.

                             “Buyer Group Member” shall mean each of the Buyer, its shareholders and their affiliates and their directors, officers, employees, agents and attorneys and their respective successors and assigns.

                             “Cash Balances” shall mean with respect to each Reinsurance Contract and, applying on a cumulative basis from inception through the date of calculation, the sum of:

(i)	gross premiums remitted by and received from the Reinsured net of deduction of amounts credited to Funds Withheld Balances, less

(ii)	ceding commission paid, less

(iii)	brokerage paid, less

(iv)	gross losses paid net of any gross losses deducted from Funds Withheld Balances, less

(v)	all amounts refunded or otherwise paid to the Reinsured through any experience sharing mechanism (including experience refunds, profit commissions, commutation payment of any form or type), plus

(vi)	all Funds Withheld Balances transferred and received from the Reinsured through operation of contract provisions requiring such transfer of Funds Withheld Balances, plus

(vii)	cumulative interest earned on items (i) through (vi) above, calculated quarterly using an annual interest rate of 4%.

                             “Claim Notice” has the meaning ascribed to such term in Section 6.4.

                             “Closing” has the meaning ascribed to such term in Section 1.1.

                             “Closing Date” has the meaning ascribed to such term in Section 1.1.

                             “Closing Place” has the meaning ascribed to such term in Section 1.1.

                             “Closing Payment” has the meaning ascribed to such term in Section 2.1.

                             “Closing Time” has the meaning ascribed to such term in Section 1.1.

                             “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

                             “Confidential Information” shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the Business or any confidential or proprietary information concerning any reinsurer, client or ceding company, including, without limitation, client or ceding company lists, underwriting information, actuarial loss or pricing information and materials, formulas, methods, techniques, processes, plans, procedures, contracts, financial information and computer models.

                             “Damages” shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable expert’s fees) and court costs.

                             “Designated Accounting Firm” has the meaning ascribed to such term in Section 2.4.

                             “Direct Expenses” has the meaning ascribed to such term in Section 2.1(b).

                             “Employee Termination Provision” has the meaning ascribed to such term in Section 2.1(c).

                             “Escrow Fund” has the meaning ascribed to such term in Section 2.1(c).

                             “Excluded Contracts” means those contracts listed in Schedule III.

                             “Excluded Liabilities” has the meaning ascribed to such term in Section 1.5.

                             “Funds Withheld Balances” shall have the meaning ascribed to that term (or equivalent term) under each Reinsurance Contract, or where such term is not so defined in a particular Reinsurance Contract, shall have the meaning reasonably applicable thereto for purposes of that Reinsurance Contract.

                             "GAAP" has the meaning ascribed to such term in Section 3.9

                             “Governmental Authority” shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

                             “Governmental Permits” shall mean all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

                             “Governmental Rules” shall mean all statutes, rules, regulations, codes, ordinances, writs, orders or decrees of any Governmental Authority.

                             “Indemnitee” has the meaning ascribed to such term in Section 6.4.

                             “Indemnitor” has the meaning ascribed to such term in Section 6.4.

                             “Lien” shall mean all mortgages, pledges, liens, security interests, conditional sale agreements, or charges of any kind or nature, other than Permitted Liens.

                             “Liabilities” has the meaning ascribed to such term in Section 1.3.

                             “Margin Payment” has the meaning ascribed to such term in Section 2.1(a).

                             “Net Margin Earned”, with respect to each Reinsurance Contract shall mean, on a cumulative basis from the date of inception of the relevant Reinsurance Contract to the date of calculation, the sum of:

(i)	gross premiums earned, less

(ii)	ceding commissions incurred, less

(iii)	brokerage incurred, less

(iv)	gross paid loss and loss adjustment expense, less

(v)	gross outstanding case loss and loss adjustment expense, less

(vi)

gross IBNR in respect of loss and loss adjustment expense (it being understood and agreed that the Seller as provided under paragraph 2.1(a)(i) and the Buyer as provided under paragraphs 2.1(a)(ii) and 2.1(a)(iii), as applicable, shall estimate IBNR according to the reserving standards and practices that the relevant party applies in preparing its financial statements), plus

(vii)	the cumulative interest earned on non-negative Cash Balances calculated quarterly using an annual interest rate of 4%, less

(viii)

the cumulative interest earned on non-negative Cash Balances that is contractually credited to the Reinsured under contracts calculated quarterly based upon the crediting interest rate as expressed in each contract, less

(ix)

any amount in excess of Funds Withheld Balances which is refundable to the Reinsured through any experience sharing mechanism (including, but not limited to experience refunds, profit commissions, commutation payment of any form or type).

                             “Non-Refundable Amount” has the meaning ascribed to such term in Section 2.1(c).

                             “Novated Contracts” has the meaning ascribed to such term in Section 1.2(a)(ii).

                             “Novation Amendment” has the meaning ascribed to such term in Section 1.6.

                             “Outside Date” has the meaning ascribed to such term in Section 1.2(e).

                             “Payment Statement” has the meaning ascribed to such term in Section 2.2(a).

                             “Permitted Liens” shall mean (i) mechanics’, materialmen’s or similar inchoate Liens relating to liabilities not yet due and payable; (ii) Liens for current U. S. Taxes not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such Liens; (iii) Liens securing purchase money security interests or capitalized lease obligations for the purchase or lease of furniture, fixtures or equipment in the ordinary course of business; (iv) Liens or pledges in connection with workmen’s compensation, unemployment insurance or other social security obligations; (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (vi) judgment Liens with respect to which execution has been stayed within thirty (30) days by appropriate judicial proceedings and the posting of adequate security.

                             “Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other legal entity or Governmental Authority or the Business.

                             “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                             “Records” has the meaning ascribed to such term in Section 1.2(a)(v).

                             “Reinsurance Contract” has the meaning ascribed to such term in Section 1.2(a)(i).

                             “Reinsured” has the meaning ascribed to such term in Section 1.3(d).

                             “Rejected Reinsurance Contract” has the meaning ascribed to such term in Section 1.6.

                             “Renewal Rights” has the meaning ascribed to such term in Section 1.2(a)(i).

                             “Reserve Transfer Amount” has the meaning ascribed to such term in Section 1.2(a)(iii).

                             “Seller” shall mean PMA Capital Insurance Company, a Pennsylvania corporation.

                             “Seller Group Member” shall mean the Seller, each of its affiliates and directors, officers, employees, agents and shareholders, and its respective successors and assigns.

                             “Seller Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Seller.

                             “Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                             “Transfer” has the meaning ascribed to such term in Section 1.2(a).

                             “Transfer Date” has the meaning ascribed to such term in Section 1.2(b).

                             “Trigger Amount” has the meaning ascribed to such term in Section 2.1(c).

[Signature page follows]

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               IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the day and year first above written.

IMAGINE INSURANCE COMPANY LIMITED

By:	/s/ Maria Nicholls

Name:	Maria Nicholls
Title:	General Manager

By:	/s/ Nicholas Hughes

Name:	Nicholas Hughes
Title:	VP & Treasurer

PMA CAPITAL INSURANCE COMPANY

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Exhibit A to Transfer
and Purchase Agreement

EXHIBIT A

FORM OF NOVATION AMENDMENT

THIS NOVATION AMENDMENT MADE THIS [__] day of [________ ____], between and among [insert name of Reinsured], a [insert state of domicile] domiciled insurer, with its principal place of business located at [insert Reinsured’s physical street address] (“Reinsured”), PMA Capital Insurance Company, a Pennsylvania domiciled insurer, with its principal place of business located at Mellon Bank Center, 1735 Market Street, Philadelphia, PA 19103-7590 (“PMA”), and Imagine Insurance Company Limited, a Barbados insurer, with its principal place of business located at Sagicor Corporate Centre, Wildey, St. Michael, Barbados (“Substitute Reinsurer”).

W I T N E S S E T H:

        WHEREAS, PMA reinsures the Reinsured under [insert name of Reinsurance Contract/Reinsurance Contracts and applicable contract number(s)] (the Reinsurance Contract(s)”); and

        WHEREAS, the Reinsured, PMA and Substitute Reinsurer desire to substitute Substitute Reinsurer in PMA’s name, place and stead as the assuming reinsurer under the Reinsurance Contract (s) effective [________ ___], [____] (the “Effective Date”).

        NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               1. With effect from the Effective Date, Substitute Reinsurer is substituted as the assuming reinsurer under the Reinsurance Contract(s) in the name, place and stead of PMA, as if Substitute Reinsurer was an original party thereto. Substitute Reinsurer agrees to assume and perform all obligations contained in the Reinsurance Contract(s) and be bound by all the terms of the Reinsurance Contract(s) in every way as if an original party thereto, and PMA shall, as of the Effective Date, be released from any and all obligations and liabilities of any kind or nature, whether such liability is absolute, accrued, contingent or outstanding, asserted or unasserted, known or unknown, under or in connection with the Reinsurance Contract(s).

               2. PMA hereby (i) assigns to Substitute Reinsurer all right, title and interest to, including all rights, privileges and benefits under, the Reinsurance Contract(s), including, but not limited to, the right to receive all sums due or to become due under the Reinsurance Contract(s) (e.g., any recoveries, additional premium or refunds of premium taxes or regulatory assessments); (ii) agrees to cooperate with Substitute Reinsurer in seeking a novation of any retrocession agreement(s) covering any of the liability under the Reinsurance Contract(s) in order to substitute Substitute Reinsurer for PMA as the retrocedent under any such retrocession agreement(s); and (iii) agrees to pay Substitute Reinsurer, within [________ (__)] days of the Effective Date, an amount, to be constituted by readily-marketable liquid assets or, as the case may be, rights to funds withheld by the ceding insurer, measured on a fair market value basis, as is equal to the fair value of the assets and liabilities assumed by Substitute Reinsurer under the Reinsurance Contract(s).

               3. The Reinsured hereby releases and holds PMA harmless from and against any and all liabilities, obligations, damages, claims, losses, costs or expenses, whether known or unknown, absolute, accrued, contingent or outstanding, asserted or unasserted, arising out of or in connection with the Reinsurance Contract(s). The Reinsured waives any right of setoff or recoupment it may have had prior to or after the Effective Date as to any amount(s) due from or to PMA under any other agreement (including, without limitation, any reinsurance contract), and agrees (a) to look solely to Substitute Reinsurer in place of PMA for the performance of all obligations under the Reinsurance Contract(s), for which PMA is forever discharged and (b) not to set off amounts due to the Reinsured from PMA under any such right of setoff or recoupment against amounts due to Substitute Reinsurer under the Reinsurance Contract(s).

               4. The Reinsured agrees that it shall continue to be bound by the terms and conditions of the Reinsurance Contract(s) in every way as if Substitute Reinsurer had originally been a party to the Reinsurance Contract(s) in place of PMA.

               5. Subject to the further amendments to the Reinsurance Contract(s) as are set out in any schedule attached to this Novation Amendment (if attached, the “Schedule”, which has been signed by the Reinsured and Substitute Reinsurer to indicate their agreement to any such further amendments), all other terms and conditions of the Reinsurance Contract(s) remain unchanged.

               6. The Reinsured and Substitute Reinsurer hereby ratify and confirm that the Reinsurance Contract(s) is an agreement solely between them.

               7. This Novation Amendment shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns.

               8. Each party agrees to do all things as may be necessary to give full effect to this Novation Amendment.

               9. This Novation Amendment shall be governed by and construed in accordance with the law applicable to the Reinsurance Contract(s).

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               IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their respective corporate officers as of the date first mentioned above.

[REINSURED]

By:_________________________________
Name
Title

IMAGINE INSURANCE COMPANY LIMITED

By:_________________________________
Name
Title

PMA CAPITAL INSURANCE COMPANY

By:_________________________________
Name
Title

3

SCHEDULE

This Schedule sets out those further amendments to the Reinsurance Contract(s) (as defined in the Novation Amendment to which this Schedule is attached) that are agreed between the undersigned. All terms with initial capital letters in this Schedule, unless otherwise indicated, shall have the meaning ascribed thereto in the Reinsurance Contract(s).

[List of agreed amendments to follow]

               IN WITNESS WHEREOF, the undersigned have executed this Schedule as of the Effective Date (as defined in the Novation Amendment to which this Schedule is attached).

[REINSURED]

By:_________________________________
Name
Title

IMAGINE INSURANCE COMPANY LIMITED

By:_________________________________
Name
Title

4

Exhibit B to Transfer
and Purchase Agreement

EXHIBIT B

OMITTED

Exhibit C to Transfer
and Purchase Agreement

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this “Escrow Agreement”) made this 2nd day of December 2003, by and between PMA Capital Insurance Company, a Pennsylvania corporation, (the “Seller”), Imagine Insurance Company Limited, a Barbados corporation, (“Buyer”, and, together with Seller, the “Depositors”) and The Bank of New York, a New York banking corporation (“Escrow Agent”).

W I T N E S S E T H

        WHEREAS, Seller and Buyer have entered into a certain Transfer and Purchase Agreement, dated December 2, 2003 (the “Purchase Agreement”); and

        WHEREAS, in order to secure Buyer against certain liabilities that may arise under or by virtue of an “Employee Termination Provision” (as defined in the Purchase Agreement), the Purchase Agreement requires that a portion of the consideration paid for the assets be delivered to Escrow Agent and held in escrow by Escrow Agent in accordance with the provisions hereof.

        NOW, THEREFORE, in consideration of the premises set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.  Appointment of Escrow Agent. Escrow Agent is hereby appointed to act as Escrow Agent hereunder in accordance with the terms set forth herein, and Escrow Agent hereby agrees to accept such appointment.

        2.  Deposit of Escrowed Funds.

               (a) At the closing (the “Closing”) of the transaction contemplated by the Purchase Agreement, Buyer will deliver to Escrow Agent an aggregate amount of Seven Hundred and Fifty Thousand Dollars ($750,000) to be held by Escrow Agent, subject to the terms and conditions hereof.

               (b) All funds deposited by Buyer shall be retained by Escrow Agent in escrow and shall be held in an interest-bearing deposit account pending disbursement pursuant to this Escrow Agreement. For purposes hereof, “Escrowed Funds” shall mean all funds deposited with Escrow Agent pursuant to this Section 2, along with all interest accrued thereon.

        3.  Release of Escrowed Funds. The Escrowed Funds shall be distributed by Escrow Agent as follows:

               (a) If Buyer and Seller shall at any time jointly direct Escrow Agent in writing to terminate this Escrow Agreement and distribute the Escrowed Funds, Escrow Agent shall promptly distribute the Escrowed Funds as directed in such joint writing.

               (b) At any time prior to February 1, 2004, Buyer may give a notice (“Claim Notice”) to Seller and Escrow Agent to the effect that an Employee Termination Provision has occurred, and setting forth that the Buyer claims the Escrowed Funds pursuant to the Purchase Agreement (a “Buyer Claim”). Such Claim Notice shall include the facts upon which such Buyer Claim is based.

               (c) In the event that Seller shall fail, within ten (10) business days after the receipt by Seller of any Claim Notice, to deliver to Buyer and Escrow Agent a notice (the “Objection Notice”) denying that the Buyer Claim stated in the Claim Notice is due and payable to Buyer and setting forth in reasonable detail the reasons for such denial, Escrow Agent shall, on the twelfth (12th) business day after receipt by Escrow Agent of such Claim Notice, withdraw and transfer to Buyer the entire amount of the Escrowed Funds.

               (d) In the event that Seller shall, within ten (10) days after the receipt by Seller of a Claim Notice, deliver an Objection Notice to Buyer and Escrow Agent, Escrow Agent shall retain the Escrowed Funds (the “Disputed Amount”) until otherwise directed by a written instrument signed by Seller and Buyer or by an order, decree or judgment of a court of competent jurisdiction which, by lapse of time or otherwise, shall no longer be or shall not be subject to appeal or review.

               (e) On the tenth (10th) business day subsequent to February 1, 2004, (i) Escrow Agent shall deliver to Seller the excess of the balance of the Escrowed Funds over the aggregate of any Disputed Amounts, and (ii) Escrow Agent shall continue to hold such Disputed Amounts in accordance with the provisions of this Escrow Agreement.

        4.  Escrow Agent and Compensation.

               (a) Escrow Agent shall be paid or reimbursed for all activity charges as per Escrow Agent’s current fee schedule. Escrow Agent shall be reimbursed upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Escrow Agreement. Each of the fees or expenses payable to or to be reimbursed to Escrow Agent under this paragraph 4(a) shall be shared equally between Seller and Buyer.

               (b) The Terms and Conditions, as set out in the Schedule to this Agreement, shall be incorporated by reference into this Escrow Agreement.

        5.  Notices. Any notice, request, demand or other communication required or permitted under this Escrow Agreement shall be in writing and shall be delivered personally or sent by prepaid courier (with guaranteed next day service or other guaranteed delivery date) or facsimile to the parties at the addresses set forth below their names below (or at such other addresses as shall be specified by the parties by like notice).

If to Seller:

PMA Capital Insurance Company
Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103-7590

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Facsimile: (215) 665-5061
Attention: Robert L. Pratter, Esq

With a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, NY 10022
Facsimile: (212) 940-8776
Attention: David H. Landau, Esq.

If to Buyer:

Imagine Insurance Company Limited
Sagicor Corporate Centre
Wildey, St. Michael, Barbados
Facsimile: (246) 426-8014
Attention: Manager

If to Escrow Agent:

The Bank of New York
101 Barclay St., 8W
New York, NY 10286
Facsimile: (212) 815-5875
Attention: Insurance Trust and Escrow

        Such notices, demands, claims and other communications shall be deemed given when actually received or, in the case of delivery by courier service with guaranteed delivery, the day guaranteed by such service for delivery.

        6.  Amendments and Waivers. Any term of this Escrow Agreement may be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the parties and their respective successors and assigns.

        7.  Successors and Assigns. The terms and conditions of this Escrow Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. Nothing in this Escrow Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Escrow Agreement, except as expressly provided in this Escrow Agreement. The term “Escrow Agent” as used herein shall also refer to the successors and assigns of Escrow Agent, including, without limitation, a receiver, trustee, custodian or debtor-in-possession.

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        8.  Titles and Subtitles. The titles and subtitles used in this Escrow Agreement are used for convenience only and are not to be considered in construing or interpreting this Escrow Agreement.

        9.  Severability. If one or more provisions of this Escrow Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Escrow Agreement, (ii) the balance of this Escrow Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Escrow Agreement shall be enforceable in accordance with its terms.

        10.  Entire Agreement. This Escrow Agreement and the documents referred to herein are the product of both of the parties hereto, constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        11.  Counterparts. This Escrow Agreement may be executed in a number of identical counterparts but all counterparts shall constitute one agreement.

        12.  Governing Law. This Escrow Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

[signature page to follow]

4

        IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first hereinabove stated.

THE BANK OF NEW YORK

By:
Name:
Title:

IMAGINE INSURANCE COMPANY LIMITED

By:
Name: Maria Nicholls
Title: General Manager

By:
Name: Nicholas Hughes
Title: VP & Treasurer

PMA CAPITAL INSURANCE COMPANY

By:
Name:
Title:

5

SCHEDULE

TERMS AND CONDITIONS:

1.

The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.

This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.

If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.

(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees,

6

subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrowed Funds, valued as of the date of deposit.

(b) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability to the Depositors in acting in good faith in accordance with any advice from such counsel.

(c)  Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.

Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.

Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrowed Funds and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.

Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.

Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons

7

authorized by Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.

Depositors, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.

(a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving to Depositors thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrowed Funds to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrowed Funds then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrowed Funds (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

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(d) Upon delivery of the Escrowed Funds to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.
11.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrowed Funds, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) Subject to Section 3 of this Escrow Agreement, in the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrowed Funds, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12.

Each Depositor hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from

9

suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.

Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

14.

This Escrow Agreement shall terminate upon the distribution of all Escrowed Funds from the account in which the Escrowed Funds are held by Escrow Agent. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of Escrow Agent.

15.

No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

16.

Escrow Agent does not have any interest in the Escrowed Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. Depositors shall pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the account in which the Escrowed Funds are held by Escrow Agent shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Funds and is not

10

responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

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Exhibit D to Transfer
and Purchase Agreement

EXHIBIT D

FORM OF PAYMENT STATEMENT

TO:             PMA CAPITAL INSURANCE COMPANY

FROM:      IMAGINE INSURANCE COMPANY LIMITED

DATE:       [DATE]

FOR THE QUARTER ENDED:       [MONTH, YEAR]

We refer to the Transfer and Purchase Agreement (the “Agreement”) between us dated December 1, 2003. Pursuant to section 2.2(a) of the Agreement, we hereby advise you that, for the quarter indicated above, the amount of Margin Payment (as defined in the Agreement) due to you for such period is $--.

Our calculations of the above Margin Payment are set out in the spreadsheet attached to this Payment Statement.

If you dispute the amount or the method of calculation of the Margin Payment for the quarter indicated above, section 2.4 of the Agreement sets out the procedure for the resolution of any such dispute. Absent you triggering the dispute resolution procedure as set out in the Agreement, the Margin Payment referred to above, if positive, will be paid to you as set out in section 2.2(c) of the Agreement on or about [date].

As required by section 2.3 of the Agreement, the undersigned has certified that to the best of the knowledge of the undersigned, the financial data used to calculate the Margin Payment above and in the attached spreadsheet is true and complete, fairly states the amount of such Margin Payment based on the books and records of Imagine Insurance Company Limited and that the calculation has been made in accordance with the Agreement.

____________________________
Michael P. Daly
Chief Financial Officer
Imagine Insurance Company Limited